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                                  EXHIBIT INDEX
                                  -------------

27.1      FDS - CIGNA Variable Products S&P 500 Index Fund.

27.4      FDS - CIGNA Variable Products Money Market Fund.

27.5      FDS - CIGNA Variable Products Investment Grade Bond Fund.

77B.      Accountant's report on internal control.